Exhibit 99.1

Primoris Services Corporation Announces Strategic Investment in WesPac Energy LLC

LAKE FOREST, Calif., Jul 1, 2010 — Primoris Services Corporation (Nasdaq:PRIM) (Nasdaq:PRIMW) (“Primoris” or “Company”) today announced that it has completed a strategic investment in WesPac Energy LLC (“WesPac”), a general energy infrastructure developer, which the company believes will broaden its exposure to a variety of pipeline, terminal, and energy-related infrastructure opportunities across North America. Primoris’s investment totaled approximately $18 million in cash in exchange for a 50% ownership interest in WesPac.

Founded in 1998 and based in Irvine, California, WesPac has extensive experience in developing pipeline and terminal projects in the United States, Canada and Mexico. WesPac creates long-term economic solutions for its customers and partners by expanding or enhancing existing infrastructure, and supporting supply-chain management, most notably in the areas of pipeline transportation and storage inefficiencies. WesPac’s project portfolio includes:

•                  pipelines for petroleum products, crude oil, condensate, CO2, LPG, and other energy-related transportation products;

•                  petroleum products terminals (primarily storage and distribution) for transportation-type fuels, which normally include related infrastructure to receive or deliver products by truck, pipeline, rail, or ship. WesPac has extensive experience in converting regional airport fuel supply systems from truck supply programs to more efficient and environmentally-friendly pipeline based systems; and

•                  energy related facilities development, including origination, site selection, permitting, rights of way acquisition, conceptual engineering, and project management.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “We believe this will be a synergistic relationship and a long-term strategic investment for Primoris. WesPac now has the ability to lever our 60 years of experience in the construction of liquid transportation infrastructure, our expanded national footprint, and our financial strength to capture and help finance new opportunities. Primoris will be in a position to benefit from a new stream of project opportunities and the ability to work with a group of best-in-class professionals with whom our various subsidiaries have successfully collaborated for decades. WesPac is currently in the advanced stages of pre-funding and pre-construction activities for several projects that could present opportunities for Primoris and its subsidiaries as soon as 2011.”

Dave Smith, President of WesPac, stated, “Our track record of successfully developing, financing and constructing transportation and terminal related projects, combined with the energy infrastructure experience of Primoris, will strengthen our market presence by deepening the resources at our disposal and aligning WesPac with a proven and trusted name. We believe that this agreement with Primoris will elevate our industry profile and provide us with the ability to expand our development activities. We look forward to a long and mutually beneficial relationship.”

About Primoris

Primoris, through various subsidiaries, is one of the largest specialty contractors and infrastructure companies in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers. With the recent acquisition of James Construction Group, Primoris has a significant presence in the Gulf States region where it provides heavy civil construction services. Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California. For additional information on Primoris, please visit www.prim.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission, including the Company’s Form 10-Q filed on May 10, 2010. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CONTACT:

Primoris Services Corporation

Peter J. Moerbeek,

Executive Vice President, Chief Financial Officer

949) 454-7121

pmoerbeek@prim.com

The Equity Group Inc.

Devin Sullivan,

Senior Vice President

212) 836-9608

dsullivan@equityny.com

Gerrard Lobo,

Senior Account Executive

212) 836-9610

globo@equityny.com